SCHEDULE I

DISTRIBUTION AGREEMENT

VARIABLE TRUST FUNDS

VT Core Equity Fund

VT Discovery Fund

VT Index Asset Allocation Fund

VT International Equity Fund

VT Intrinsic Value Fund

VT Omega Growth Fund

VT Opportunity Fund

VT Small Cap Growth Fund

VT Small Cap Value Fund

VT Total Return Bond Fund

Most recent annual approval by the Board of Trustees:  March 26, 2010

Schedule I amended:  July 16, 2010